Nobel Learning Communities, Inc. Reports First Quarter Fiscal 2010 Results

WEST CHESTER, Pa. – November 5, 2009 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary and middle schools, and online distance learning schools, today reported financial results for the first quarter of fiscal 2010 ended September 26, 2009.

For the first quarter of fiscal 2010, the Company reported a net loss of $1.4 million, or ($0.14) per diluted share, on revenue of $50.6 million, compared to a net loss of $358,000, or ($0.03) per diluted share, on revenue of $50.9 million for the first quarter of fiscal 2009.  EBITDA in the first quarter of fiscal 2010 was $850,000 compared to $2.5 million in the comparable prior year quarter.

For the quarter, comparable school revenue decreased 5.8%, which consisted of an approximately 2.5 – 3.5% tuition increase offset by a decrease in average enrollments.  Comparable school revenue at K-12 schools was slightly better than preschools.    Relative to other quarters of the Company’s fiscal year, first quarter revenue is more dependent on non-core programs, such as summer camp and transitional preschool programs; these non-core programs are especially sensitive to unemployment rates, as many of them represent discretionary consumer purchases.

Gross profit in the first quarter of fiscal 2010 decreased from the first quarter of fiscal 2009, as expenses related to state mandated teacher-to-student ratios and other contractually obligated expense increases could not be reduced at a rate consistent with the decrease in enrollments.

First quarter 2010 general and administrative expenses decreased 1.1% compared to the same period a year ago, as higher legal fees and acquisition costs, which are now required to be expensed under new accounting rules, were offset by lower wage costs.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “Results in the quarter continue to reflect the rising numbers of jobs that have been lost in many of our largest markets. Although we continue to make opportunistic and disciplined investments in our schools and programs, the short term impact of these investments was offset by the effect of unemployment on enrollments and demand for before and after school programs, especially in our preschools.  We continue to carefully manage costs and generate solid EBITDA, which provides us the resources to invest in our various growth initiatives and strategic acquisitions, while continuing to keep our balance sheet strong.   During the quarter, we also acquired the Laurel Springs School, a high-quality online and distance learning school and began to transition our K-12 strategy track from a traditional school model to a brick and click model, offering parents and students opportunities in both traditional and state-of-the-art online educational delivery models.  The dual tracks of our preschool and K-12 strategies provide a clear path to grow both organically and through acquisition, and our new online K-12 platform provides access to some of the largest, fastest growing and most attractive markets in the education industry.”

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Preschool and K+ schools and a global K-12 distance learning and online school.  Nobel Learning is dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles.  Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; and changes in general economic conditions.  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. EBITDA in this release is a non-GAAP financial measure.  EBITDA is commonly  presented as a reconciliation starting with net income.  Due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis.  The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended September 26, 2009 and September 27, 2008
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	Thirteen Weeks Ended
	September 26,	September 27,
	2009	2008

Revenues	$50,623	$50,903
Gross profit	3,144	4,972
General and administrative expenses	4,887	4,942
Operating (loss) income	(1,743)	30
Interest expense	267	267
Other income	(7)	(29)
Loss from continuing operations before income taxes	(2,003)	(208)
Income tax benefit	(771)	(80)
Loss from continuing operations	(1,232)	(128)
Loss from discontinued operations, net of income tax effect	(200)	(230)
Net loss	$(1,432)	$(358)

Weighted average diluted common shares outstanding:	10,498	10,418

Loss from continuing operations	$(0.12)	$(0.01)
Loss from discontinued operations	(0.02)	(0.02)
Net loss per share	$(0.14)	$(0.03)

Reconciliation of non-GAAP item

	Thirteen Weeks Ended
	September 26, 2009	September 27, 2008

Operating Loss	$(1,743)	$30

Items excluded from operating income to reconcile non-GAAP EBITDA:
Stock based compensation	305	248
Depreciation and amortization from continuing operations	2,288	2,208
Total adjustments	2,593	2,456
EBITDA	$850	$2,486

Selected Balance Sheet Data	September 26, 2009	June 27, 2009

Cash and cash equivalents	$2,727	$786
Property and equipment, net	30,161	28,750
Goodwill and intangible assets, net	92,813	78,214
Deferred revenue	21,109	14,526
Total debt	31,625	13,525
Stockholder's equity	$67,800	$68,886

Number of schools	184	180

Certain reclassifications have been made to the prior year condensed financial statements as a result of the reclassification of certain closed schools to discontinued operations.  Financial information is presented on a rounded basis, which may cause minor differences.

NLCI-G
NLCI-F

CONTACT: Tom Frank, Chief Financial Officer of Nobel Learning Communities, Inc., +1-484-947-2000